Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

2550 HANOVER STREET

PALO ALTO, CA 94304

(650) 251-5000

FACSIMILE: (650) 251-5002

September 23, 2009

VMware, Inc.

3401 Hillview Avenue

Palo Alto, CA 94304

Re:	SpringSource Global, Inc. 2007 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to VMware, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to an aggregate of 1,128,334 shares (the “Shares”) of Class A Common Stock, par value $.01 per share (the “Common Stock”), which may be issued pursuant to the SpringSource Global, Inc. 2007 Stock Option Plan (the “SpringSource Plan”) being assumed by the Company pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of August 7, 2009, by and among the Company, Squid Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company, SpringSource Global, Inc. (“SpringSource”), a Delaware Corporation, and a representative of the holders of the capital stock of SpringSource.

We have examined the Registration Statement, the SpringSource Plan and a form of share certificate representing Common Stock, which has been filed with the Commission as an exhibit to the Company’s registration statement on Form S-1, File No. 333-142368, filed with the Commission on July 27, 2007. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares to be issued by the Company pursuant to the SpringSource Plan have been duly authorized and, upon issuance and delivery in accordance with the SpringSource Plan, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP